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                                    Pacific Telecom, Inc.
                                    805 Broadway
                                    Post Office Box 9901
                                    Vancouver, Washington  98668-8701
                                    360 905-5800


PacifiCorp:                          Pacific Telecom:

Chris Hunter:  (503)731-2090         Brian M. Wirkkala:  (360)905-5800
Scott Hibbs:   (503)731-2123


FOR IMMEDIATE RELEASE..BUSINESS & FINANCIAL EDITORS.. JULY 14, 1995

     PacifiCorp (NYSE: "PPW") and Pacific Telecom, Inc. (Nasdaq National Market: "PTCM") announced today that, consistent with Pacific Telecom's acquisition strategy, Pacific Telecom is currently engaged in discussions concerning potential transactions involving the acquisition of additional rural local exchange assets. In view of the possible transactions, the financial advisors retained by the Special Committee of the Board of Directors of Pacific Telecom in connection with the pending acquisition of the minority interest of Pacific Telecom are reviewing certain aspects of one of the proposed acquisitions and are considering its effect, if any, on their opinions concerning the fairness, from a financial point of view, of the consideration to be received by the minority shareholders in the proposed merger. It is a condition to Pacific Telecom's obligation to consummate the merger that neither of the fairness opinions shall have been modified, withdrawn or revoked at the time of the mailing of the proxy statement relating to Pacific Telecom's annual meeting of shareholders at which the proposed merger will be considered. Finalization of the proxy statement will be delayed pending the outcome of this review.

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     The Special Committee has proposed to PacifiCorp Holdings that, in view of the proposed transaction, PacifiCorp Holdings consider increasing the amount of the merger consideration. PacifiCorp Holdings has advised the Special Committee that PacifiCorp Holdings is prepared to consummate the proposed merger on the terms set forth in the merger agreement between the parties, including the stated price of $30.00 per share, and does not intend to increase the amount of the merger consideration.


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